Annual Statement of Compliance

VIA: EMAIL

Credit Suisse First Boston Mortgage Securities Corp.
Eleven Madison Avenue
New York, New York 10010

Re: Pooling and Servicing Agreement (the "Agreement") dated as of September 1, 2006 among Credit Suisse First Boston Mortgage Securities Corp., as Depositor, Keycorp Real Estate Capital Markets, Inc., as Master Servicer No. 1, NCB and FSB, as Master Servicer No. 2, LNR Partners, Inc., as Special Servicer No. 1, National Consumer Cooperative Bank, as Special Servicer No. 2, Wells Fargo Bank, N.A., as Trustee, and LaSalle Bank National Association, as Certificate Administrator and Paying Agent (the “Certificate Administrator”), relating to Commercial Mortgage Pass-Through Certificates, Credit Suisse Commercial Mortgage Trust Series 2006-C4.

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Certificate Administrator hereby certify that:

(1) A review of the activities of the Certificate Administrator during the preceding calendar year and of the performance of the Certificate Administrator under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Certificate Administrator has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Certificate Administrator

/s/ Barbara L Marik
Barbara L. Marik
First Vice President